Exhibit 10.2
                                  ------------


                     SEVERANCE AGREEMENT AND GENERAL RELEASE
                     ---------------------------------------

         This Severance Agreement and General Release (hereinafter "Agreement") is entered into this day 20th day of June, 2002, by and between Mitchell Edwards ("Edwards") and C5 Technologies, Inc., a Nevada corporation ("C5"), who shall collectively be referred to as the "Parties", or individually as a "Party".

                                    RECITALS
                                    --------

         WHEREAS, effective June 1, 2001, Network Investor Communications, Inc. (which later had its name changed to C5) and Edwards entered in an employment agreement, as amended, (the "Employment Agreement");

         WHEREAS, the Parties mutually agree that it is in their respective best interests to bring the employment relationship between Edwards and C5 to a conclusion, and

         WHEREAS, the Parties desire to settle and compromise any and all claims between the Parties.

                                    COVENANTS
                                    ---------

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Termination of Employment. Effective June 20, 2002, the parties mutually agree that Edwards' employment with C5 ceased. Furthermore, on or before June 20, 2002, Edwards shall deliver to Snell & Wilmer, LLP, counsel for the C5, a written resignation from his positions as President of C5 and as an officer or director of C5 and any of C5's subsidiaries, in the form attached hereto as Exhibit A, with such resignation to be immediately effective. Edwards shall be entitled to receive his regular pay check payable on June 20, 2002.

         2. Two Year Prohibition on Future Employment. For a period of two (2) years from the date hereof, Edwards shall not apply for or accept employment with either C5 and its affiliated or successor entities or MindArrow Systems, Inc. ("MindArrow"), nor shall he accept any consulting agreement with either C5 and its affiliated or successor entities or MindArrow, except as expressly provided for herein. C5 agrees that for a period of two (2) years, neither it nor its affiliated or successor entities shall, except as expressly set forth herein, offer employment or enter into any consulting agreement with Edwards.

         3. Severance Compensation. Provided that Edwards has complied with the terms of this Agreement, C5 shall provide the following to Edwards as severance compensation:

              (a) pay Edwards his normal paycheck on June 20, 2002. This shall be Edwards last regular paycheck.

              (b) pay Edwards the sum of $125,000 in six equal monthly payments in the amount of $20,833.33, with the first payment being paid on July 20, 2002 and on the 20th of each month thereafter until paid in full. These monthly payments shall be paid, less applicable tax withholdings, as severance pay and as consideration for the release of any and all alleged claims, including mental and emotional distress, which Edwards may have against C5.

         4. Health Insurance. C5 agrees to provide through December 31, 2002, a continuation of Edwards' health insurance, as currently in place, and provide to him thereafter the availability of COBRA continuation coverage at his expense.

         5. Vesting of Options.

              a. C5 and Edwards agree that as of the date hereof, options to purchase 133,333 shares of Edwards initial 200,000 share option grant have vested, and that options to purchase 166,667 shares of Edwards' 500,000 share option have vested. The purchase price for both of these options is $0.25 per share. As of the date hereof, no other options which have been granted to Edwards have vested.

              b. Edwards shall remain a consultant to C5 through the earlier of August 6, 2002 or the closing of the currently contemplated merger transaction with MindArrow (the "Vesting Date"). On the Vesting Date, C5 and Edwards agree that a certain number of options to purchase additional shares of C5's common stock shall vest according to the terms of Section 5 (c) below.. Except for those additional options which shall vest on the Vesting Date as set forth below in Section 5
         (c), Edwards and C5 agree that all other options which have been granted to Edwards by C5 shall terminate and be null and void.

              c. The number of shares which shall vest on the Vesting Date shall be calculated by multiplying 450,000 by a fraction, the numerator of which is the annualized revenue of C5, including the MindArrow revenue (calculated by adding the actual six month's revenue of both C5 and its subsidiaries and the six month's revenue of MindArrow, all as of June 30, 2002, and multiplying this amount by 2), and the denominator of which is $50,000,000. Thus, by way of illustration, if C5's consolidated six month revenue as of June 30, 2002, is $12 million and MindArrow's revenue for the same six month period of time is $3 million, Edwards would be entitled to receive vesting on 3/5 of 450,000 shares, or 270,000 shares.

              d. Edwards and C5 agree that other than as set forth in Section 5
         (c) above, Edwards shall not be entitled to vesting any additional options, not be entitled to any additional shares, and all such other options held by Edwards shall, on the Vesting Date, terminate and become null and void. All options which vest on the Vesting Date, as well as all previously vested options owned by Edwards shall be exercisable in accordance with the terms set forth in the relevant option agreement(s) and grant(s).

         6. No Solicitation by Edwards. For a period of two (2) years from the date hereof, Edwards agrees to not solicit or entice in any manner any employee, consultant or director to leave or modify his/her employment with C5, MindArrow or any of their affiliated or successor entities. Edwards further agrees that he will not contact any customer or known prospective customer of either C5 and its affiliated entities or MindArrow, nor will he entice or solicit any customer or prospective customer of either C5 and its affiliated entities or MindArrow to change or modify in any manner its relationship with C5 or MindArrow, or their affiliated and successor entities, except as specifically requested by the Chief Executive Officer of C5 or its successor entity.

         7. Scope of Consulting Services to be Provided by Edwards. Edwards agrees that he will only provide those consulting services which shall be expressly requested by the Chief Executive Officer of C5 and that he shall refrain from taking any action for or on behalf of C5 and any of its affiliated entities without first receiving the prior express instruction and consent of C5's Chief Executive Officer. Further, in the event investors, customers, lenders, prospective customers, employees or others specifically ask for Edwards input or opinion regarding C5 and its affiliated or successor entities, Edwards agrees to provide positive communications regarding C5, its affiliated or successor entities, its officers, directors, employees and products.

         8. Crescent Advisors Shares. Edwards agrees to the repurchase of the 900,000 shares of Company stock that had been granted to Crescent Advisors pursuant to two letter agreements dated February 22, 2001 and May 29, 2001, at a price of $0.01 per share, and, upon such repurchase, Edwards agrees to waive any claim or interest that Edwards may have had in said shares.

         9. Release by Edwards.

              (a) Excluding claims for breach of enforcement of this Agreement, Edwards does hereby irrevocably and unconditionally release and forever discharge, for himself and for his heirs, executors, administrators and assigns, any and all claims of any nature whatsoever against C5, its subsidiaries, committees, groups, and their present, former and future employees, agents, trustees, officers, directors, attorneys, successors, predecessors, and assigns, which Edwards has or had against them or any of them arising out of or by reason of any cause, matter or thing whatsoever existing as of the date of execution of this Agreement, whether known to the parties at the time of execution of this Agreement or not, including without limitation, any claims arising out of, or relating in any manner whatsoever to, the employment of Edwards by C5 and his separation from C5. This FULL WAIVER OF ALL CLAIMS includes, without limitation, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to Title VII of the Civil Rights Act of 1964 and 1991, as amended, the Labor Management Relations Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Fair Labor Standards Act (FLSA), the Utah Anti-Discrimination Act of 1965, as amended, the Older Worker's Benefit Protection Act, Worker's Compensation claims, the Americans with Disabilities Act (ADA), as amended, or any other applicable federal, state, or local statute or regulation, or any common law cause of action, including without limitation, claims for breach of any express or implied contract, the covenant of good faith and fair dealing, tort, wrongful discharge, constructive discharge, personal injury, emotional distress, defamation, fraud, or any claims for attorneys' fees or other costs.

              Edwards acknowledges that he has no claim under any federal, state or local age discrimination in employment law including, but not necessary limited to, the Age Discrimination in Employment Act (ADEA), the Utah Anti-Discrimination Act (UADA), and WAIVES any claim under the ADEA or UADA for any alleged event or incident occurring up to the time of the execution of this Agreement.

              Edwards further covenants and agrees that, except for those items expressly set forth herein, upon being paid the amounts provided for in
         Section 3, above, and upon being paid his regular salary paycheck on June 20, 2002, C5 is not further indebted to him in any amount for any reason, including any fringe benefits or other forms of compensation.

              (b) Edwards represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement or authorized any other person or entity to assert such claim or claims on his behalf and he agrees to indemnify and hold harmless C5 against any assignment of said right, claims and/or causes of action.

              (c) Edwards acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement before execution (which twenty-one day period he hereby waives) and seven (7) days following the execution of the Agreement to revoke it. This Agreement shall not become effective or enforceable until the foregoing revocation period has elapsed. Edwards' decision not to revoke this Agreement shall be reflected by signature(s) on Exhibit B, which is incorporated herein and made part hereof.

         10. Release by C5. Excluding claims for breach or for enforcement of this Agreement or claims arising hereafter with respect to those provisions of this Agreement that survive from the date hereof, C5 does hereby irrevocably and unconditionally release and forever discharge, for itself and for its subsidiaries, committees, groups, and their present, former and future employees, agents, trustees, officers, directors, attorneys, successors, predecessors, and assigns, any and all claims of any nature whatsoever against Edwards, his heirs, executors, administrators, and assigns, which C5 has or had against them or any of them arising out of or by reason of any cause, matter or thing whatsoever existing as of the date of execution of this Agreement, whether known to the parties at the time of execution of this Agreement or not, including without limitation, any claims arising out of, or relating in any manner whatsoever to, the employment of Edwards by C5; his role, activities or decisions as a Director of C5; and, his separation from C5. This FULL WAIVER OF ALL CLAIMS includes, without limitation, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to Title VII of the Civil Rights Act of 1964 and 1991, as amended, the Labor Management Relations Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Fair Labor Standards Act (FLSA), the Utah Anti-Discrimination Act of 1965, as amended, the Older Worker's Benefit Protection Act, Worker's Compensation claims, the Americans with Disabilities Act (ADA), as amended, or any other applicable federal, state, or local statute or regulation, or any common law cause of action, including without limitation, claims for breach of any express or implied contract, the covenant of good faith and fair dealing, tort, wrongful discharge, constructive discharge, personal injury, emotional distress, defamation, fraud, or any claims for attorneys' fees or other costs.

         11. Representations. Edwards specifically represents that he has not filed any complaints or charges against C5 with any local, state or federal court or agency, including without limitation, any claims arising out of, or relating in any manner whatsoever to, the employment of Edwards by C5 and his separation from C5.

         12. Mutual Nondisclosure and Confidentiality. The Parties each agree that unless compelled or allowed otherwise by court order or subpoena, the terms and conditions of this Agreement, including but not limited to the severance payments referenced in Section 3 above, shall remain confidential and will not be disclosed or released to any other person(s) or third parties except for Edwards' immediate family members and the Parties' attorney(s), advisors and accountant(s) provided that they agree to the same nondisclosure terms and conditions.

         13. Mutual Non-Disparagement. Edwards shall at all times hereafter refrain from any activity harmful to or making any disparaging or negative statements concerning C5, its affiliates, subsidiaries, officers, boards of directors, attorneys, agents, employees, successors or assigns, either publicly or privately. C5, its officers and Directors shall at all times hereafter refrain from any activity harmful to or making any disparaging or negative statements concerning Edwards, either publicly or privately. In the event either Edwards or C5 is asked to respond to the severance between C5 and Edwards, both parties shall only (a) state that "Mr. Edwards departed to pursue another opportunity" and (b) confirm that Mr. Edwards was hired by C5 as President and Chief Financial Officer on June 1, 2001, and resigned from employment on June 20, 2002, holding the same offices.

         14. Non-Disclosure of Proprietary Information; Assignment of Inventions; Shop Rights; Non-Compete and other Surviving Provisions of Edwards' Employment Agreement. Edwards acknowledges that Sections 15, 16, 17, 18, 19 and 20 of his Employment Agreement dated June 1, 2001 survive and remain in full force and effect. These provisions relate to Non-Disclosure of Proprietary Information; Assignment of Inventions; Shop Rights; Non-Compete; Remedies and Jurisdiction; and Attorney's Fees. Edwards specifically ratifies and agrees to abide by the terms of these provisions and acknowledges their enforceability.

         15. Termination of Edwards' Employment Agreement. Except as set forth in Section 14 hereof, effective upon the execution of this Agreement, Edwards' Employment Agreement with C5 (previously Network Investor Communications, Inc.) shall terminate and be of no further force or effect.

         16. Voluntary Agreement. This Agreement is freely entered into by the undersigned.

         17. Agreement Not an Admission. The parties hereby acknowledge that neither this Agreement nor the settlement payment made hereunder nor the acceptance of the same, may be treated as an admission of any legal responsibility, liability, wrongdoing or fault of any kind whatsoever. Such responsibility, liability, wrongdoing and fault being expressly denied.

         18. Entire Agreement. Except for certain Sections of the Employment Agreement which survive this Agreement, which Sections are identified in Section 14 hereof, this Agreement constitutes the sole and entire agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto. There are no collateral understandings, representations, or agreements other than those contained herein. It is understood and agreed that the execution of this Agreement by either Edwards or C5 is not an admission of liability, but is a severance agreement to put to rest any claim of any kind whatsoever between the parties, which either party may have against the other up to the date of execution of this Agreement.

         19. Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Utah, and no action involving this Agreement may be brought except in the Courts of the State of Utah or the Federal District Court for the District of Utah. If any provision of this Agreement is held to be invalid, void or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

         20. Breach. In addition to other remedies that may be available to either Party, each Party shall be entitled to specific performance and injunctive relief as remedies for any breach or threatened breach of this Agreement by the other Party. Each Party agrees that in the event of any breach of any provision of this Agreement, the Party who is found to have breached this Agreement will indemnify and hold harmless the other Party from and against any and all claims, demands, causes of action, obligations, damages or liabilities including costs and attorneys fees arising from or in connection with that breach.

         21. Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be a waiver of any proceeding, concurrent or succeeding breach of the same or any other term or provision hereof. No waiver shall be binding on the part of or on behalf of any party entering into this Agreement.

         22. Understanding. The parties represent and agree that they have carefully read and fully understand all the provisions of this Agreement.

         23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

         24. Amendments and Modifications. Any amendment or modification of this Agreement must be in writing and signed by each party.

              THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY TO SIGN THIS AGREEMENT ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY. PLEASE READ CAREFULLY: THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         IN WITNESS WHEREOF, this Severance Agreement and General Release is executed as of the date first above written.

CATEGORY 5 TECHNOLOGY, INC.                         MITCHELL EDWARDS


By __________________________                       __________________________
Its __________________________                      Mitchell Edwards

                                    EXHIBIT A
                                    ---------


                         RESIGNATION OF MITCHELL EDWARDS


         I, Mitchell Edwards, hereby resign my employment with Category 5 Technologies, Inc. ("C5"), including, without limitation, my position as Director, President and Chief Financial Officer as of June 20, 2002.

         I also hereby confirm my Resignation from (a) any other capacity that I held, including any committee, as of the same date and (b) any subsidiary of C5 as a director, officer, and from any other capacity that I held as of the same date. A copy of this Resignation shall be deemed an original.



__________________________                          Date:  June 20, 2002
Mitchell Edwards

                                    EXHIBIT B
                                    ---------

                                 NON-REVOCATION
                        AS OF THE DATE SHOWN ON THIS FORM


         By signing below, I hereby verify that I have chosen not to revoke my agreement to and execution of the Severance Agreement and General Release. My signature confirms my renewed agreement to the terms of that Agreement, including the release and waiver of any and all claims relating to my employment with C5 and its successors, assigns, and affiliated entities, and/or the termination of that employment.


______________________________              _______________________________
Mitchell Edwards                               (Social Security Number)



______________________________              ________________________________
Signature*                                             Date*



         *Do not sign, date, or return this document until eight (8) days after you sign the Severance Agreement and General Release